Exhibit 10.1

SETTLEMENT AGREEMENT

THIS SETTLEMENT AGREEMENT (the “Agreement”) is entered into this 1st day of September, 2009 (the “Effective Date”), by and between Tamm Oil and Gas Corp. (“TAMM”), Garry Tighe, William Tighe, Sean Dickenson, John Muzzin, Guido Hilekes, Peter Schriber, Olaf Herr, Arthur Sulzer, LB (Swiss) Private Bank, Ltd. and Rahn & Bodmer Co. (fka Rahn & Bodmer Banquiers) (collectively, the “TAMM Parties”) on the one hand, and Deep Well Oil and Gas, Inc. (“DWOG”) on the other. The TAMM Parties and DWOG are each referred to as a “Party” and are collectively referred to as the “Parties.”

RECITALS

WHEREAS, DWOG is a publicly traded Nevada corporation in the business of oil and gas exploration and development, primarily focused on oil sands located in Alberta, Canada;

WHEREAS, TAMM is a publicly traded Nevada corporation in the business of oil and gas exploration and development, primarily focused on oil sands located in Alberta, Canada;

WHEREAS, Garry Tighe is a citizen of Canada who resides at Dufourstrasse 85, CH- 8008, Zürich, Switzerland;

WHEREAS, William Tighe is a citizen of Canada who resides at 245 Citadel Way NW, Calgary, Alberta, CanadaT3G 4W8;

WHEREAS, Sean Dickenson is a citizen of Canada who resides at 203 2630 Arbutus Street, Vancouver, Canada, A1 V6J 5L8;

WHEREAS, John Muzzin is a citizen of Canada who works for Muzz Investments, Inc., which is located at 3779 34th Street, Ladner (Delta), British Columbia, Canada V4K 3N2;

WHEREAS, Guido Hilekes is a citizen of The Netherlands who works at Medicor AG, Gewerbestrasse 10, 6330 Cham, Switzerland;

WHEREAS, Peter Schriber is a citizen of Switzerland who lives at Gotthardstrasse 38, CH-8002 Zürich, Switzerland;

WHEREAS, Olaf Herr is a citizen of Switzerland who works at LB (Swiss) Private Bank, Ltd., Börsenstrasse 16, CH-8022, Zürich, Switzerland;

WHEREAS, Arthur Sulzer is a citizen of Switzerland who resides at Oberer Husliweg 33, CH-8166, Niederweningen, Switzerland;

WHEREAS, LB (Swiss) Private Bank, Ltd. is a bank in Switzerland with principal executive offices located at Börsenstrasse 16, CH-8022, Zürich, Switzerland

WHEREAS Rahn & Bodmer Co. was formerly known as Rahn & Bodmer Banquiers and is a bank in Switzerland with its offices located at Talstrasse 15, CH-8001 Zürich, Switzerland;

WHEREAS, DWOG alleges, inter alia, that the TAMM Parties engaged in an illegal tender offer targeting DWOG, and in furtherance of the illegal tender offer conspired to take actions that violated various federal and state laws;

WHEREAS, in light of DWOG’s allegations, certain disputes arose between the TAMM Parties and DWOG, which led to a lawsuit filed by DWOG against the TAMM Parties in the United States District Court, District of Nevada, Case No.:3:08-cv-00173-ECR-RAM (the “Action”) (a true and correct copy of the First Amended Complaint of the same is attached as Exhibit A);

WHEREAS, the TAMM Parties dispute the allegations made by DWOG, including the allegations of jurisdiction;

WHEREAS, the Parties have reached a compromise and settlement of the disputes between them and wish to fully and finally resolve the disputes between them, including the Action, by entering into the Agreement, doing so freely and voluntarily, after having received the benefit of independent counsel and with full knowledge of the binding and conclusive nature thereof.

NOW THEREFORE, based upon the foregoing and the mutual covenants and agreements contained herein, the Parties agree as follows:

TERMS

1.           The obligations incurred pursuant to the Agreement shall be in full and final disposition of the Action and any and all additional claims released herein.

2.           The Royalty Option. Effective upon the Parties’ filing of the Stipulated Judgment of Dismissal of the Action contemplated by this Agreement, TAMM hereby grants to DWOG an option (the “Option”) to purchase all of the right, title and interest TAMM has in the Royalty Agreement between Mikwec Energy Canada, Ltd. and Nearshore Petroleum Corporation, dated December 12, 2003 (hereinafter the “Royalty Agreement”), which right, title and interest Tamm acquired pursuant to the Acquisition of Royalty Interest Agreement, dated November 26, 2007, between TAMM, on the one hand, and Muzz Investments, Inc. and 1004731 Alberta Ltd., on the other, a true copy of which is attached hereto as Exhibit B. TAMM warrants and represents it has true and good right, title and interest to a royalty of 2% of the sales from 37 sections of Sawn Lake oil sands, pursuant and subject to the terms of the Royalty Agreement and as set forth in the attached Exhibit B. TAMM’s said right, title and interest in the Royalty Agreement shall hereinafter in the Agreement be referred to as “Tamm’s Royalty Rights.” It is further agreed that:

•
The purchase price of the Option (the “Purchase Price”) will be (a) the current fair market value of Tamm’s Royalty Rights as determined by Ryder Scott Company Canada (the “Engineering Firm”), less (b) USD $400,000 in acknowledgement of the costs and expenses of the Action incurred by DWOG;

•
Within ten (10) business days of the execution of the Agreement, DWOG and TAMM, acting in good faith, shall jointly retain the Engineering Firm to complete an appraisal of the current fair market value of Tamm’s Royalty Rights, effective August 1, 2009 (the “Appraisal”). All fees and expenses incurred by the Engineering Firm to complete the Appraisal will be paid jointly in equal amounts by DWOG and TAMM. The Engineering Firm shall be required to complete the Appraisal within sixty (60) days of the later of the Effective Date or the date of the Engineering Firm’s engagement, or as soon as commercially reasonable thereafter so long as work on the Appraisal has commenced and is diligently being pursued. If, as mutually determined in good faith by DWOG and TAMM, Ryder Scott Company Canada cannot be retained or cannot or will not complete the Appraisal for any reason (other than as a result of a failure of either DWOG or TAMM to pay the engineering fees), AJM Petroleum Consultants shall be the Engineering Firm for purposes of this Section 2, and DWOG and TAMM, acting in good faith, shall retain it within ten (10) business days of the date DWOG and TAMM mutually determine Ryder Scott Company Canada is unacceptable.

•
The Option shall be exercisable at any time during the period commencing on the date the Engineering Firm issues the Appraisal and continuing until ninety (90) days after the date the Appraisal is issued (the “Option Term”). If unexercised, the Option shall expire at 5:00 p.m. (Pacific time) on the last day of the Option Term. The Option shall be exercisable by DWOG delivering to TAMM an irrevocable written notice to purchase Tamm’s Royalty Rights for the Purchase Price. Upon exercise of the Option, the Purchase Price shall be payable in (a) immediately available funds in an amount to be negotiated in good faith by DWOG and TAMM; and (b) a secured promissory note (the “Note”) for the balance of the Purchase Price upon commercially reasonable terms to be negotiated in good faith by DWOG and TAMM.

•	Nothing herein shall constitute or be construed as an admission by DWOG of the validity or enforceability of the Royalty Agreement.

Notwithstanding anything to the contrary in the Agreement, except for a reduction in the Purchase Price as provided in this Section 2 as a result of an exercise of the Option by DWOG, TAMM shall have no obligation of any kind whatsoever to give any credit for, set off or otherwise pay any of the attorneys’ fees and costs of DWOG.

3.           Stipulated Dismissal. Immediately upon execution of the Agreement, DWOG and the TAMM Parties shall file a stipulation, substantially in the form of Exhibit C hereto, dismissing the Action with prejudice as to all Parties, and without an award of attorneys’ fees and costs to any party. Any obligation on the part of TAMM or DWOG to perform under the Agreement will be subject to and contingent upon the stipulation to dismiss the Action with prejudice being filed in the Action and the entry of an order of dismissal by the Court.

4.           Removal of Legends. To the extent legally permissible, and subject to applicable law, DWOG shall not interfere with any attempt by the TAMM Parties to remove the restrictive legends from shares of DWOG common stock beneficially owned by them, either directly or indirectly through their clients. In addition, DWOG acknowledges that the Termination and Rescission Agreements between certain of the TAMM Parties, dated July 1, 2008 (the “Rescission Agreements,” true copies of which are attached hereto as Exhibits D, E and F), speak for themselves, and DWOG understands them to mean that all of the parties thereto intended to rescind all of the transactions consummated under the Exchange Agreement (as defined in the Rescission Agreements), including the issuance of the TAMM shares in exchange for the DWOG shares, with the same effect as if the Exchange Agreement had never been executed and delivered and such transactions had never been consummated.

5.           Board Designation. Effective upon the dismissal of the Action, DWOG will take such steps as necessary to increase DWOG’s board of directors by one board seat to be filled by a person designated by TAMM who shall initially be Donald Hryhor (the “TAMM Director Designee”). In the event of the resignation, death, removal or disqualification of the TAMM Director Designee, TAMM shall promptly designate a Replacement TAMM Director Designee, who shall be independent within the meaning of all major stock exchange rules and shall otherwise meet the DWOG board’s standards for being a director. DWOG shall nominate the Replacement TAMM Director Designee to the board and take such action as necessary to assure a reasonably prompt vote by the board on the nominee. In the event that the DWOG board does not approve the Replacement TAMM Director Designee, then TAMM shall be entitled to designate another Replacement TAMM Director Designee until a designee is approved by the DWOG board. Thereafter, and continuing until all outstanding principal, interest and other obligations to TAMM under the Note, if any, have been paid in full by DWOG, at each meeting of, or action taken by, the DWOG stockholders for the election of directors, DWOG shall include the TAMM Director Designee or any Replacement TAMM Director Designee on DWOG’s slate of director nominees to be elected. DWOG acknowledges that it has received a commitment from its board of directors to take the action set forth in this Section 5, including approval of Donald Hryhor as the TAMM Director Designee. The TAMM Director Designee or any Replacement TAMM Director Designee shall be entitled to all of the same benefits, rights and protections as each of the other directors of DWOG, including any indemnification DWOG provides its directors.

6.           Mutual Release. In consideration of the terms of the Agreement and the performance of the obligations hereunder, each Party hereby releases each other Party and each of its respective officers, directors, employees, agents, attorneys, servants, affiliates, representatives, parents, subsidiaries, predecessors, successors, successors in interest, insurers, and each of them who might be liable, none of whom admit any liability hereunder, but all dispute any liability, from any and all matter of actions, causes of action, rights, claims, suits, debts, covenants, accounts, contracts, controversies, agreements, liabilities, costs, expenses, losses, damages, demands, judgments, levies, executions and/or causes of action of whatsoever kind or nature, whether known or unknown and however arising up to the Effective Date of the Agreement. Provided, however, that nothing herein shall release any claims against 1132559 Alberta Ltd., a corporation incorporated pursuant to the laws of the Province of Alberta, Canada (“113 Alberta”), which, for the avoidance of doubt, the Parties hereby agree is not a party subject to the provisions of the mutual release in this Section 6, and 113 Alberta shall not release any claims it may have against any person or entity.

The Parties further agree that each of them shall be deemed to have, and by operation of the Stipulated Judgment of Dismissal with Prejudice entered in the Action shall have, expressly waived and relinquished, to the fullest extent permitted by law, any and all provisions, rights and benefits conferred by Section 1542 of the California Civil Code, which provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in is or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor;

and any and all provisions, rights, and benefits of any law of the United States and/or any state or territory of the United States, or principle of common law, which is similar, comparable, or equivalent to Section 1542 of the California Civil Code. Notwithstanding anything to the contrary in the Agreement, for the avoidance of doubt, the Parties acknowledge that it is their intent that the Agreement shall be governed by Nevada law as provided in Section 9 below.

7.           Costs of Enforcement. In the event any litigation or other proceeding is brought for the enforcement of the Agreement, or is brought because of an alleged dispute, default, misrepresentation, or breach arising from the Agreement, the prevailing Party in such proceeding shall be entitled to recover reasonable attorneys’ fees, costs, and expenses actually incurred in initiating or responding to such proceeding, in addition to any other relief to which the prevailing Party may be entitled.

8.           Negotiated Agreement. Each Party has had full opportunity to review and consider the contents of the Agreement. All of the terms contained in the Agreement, including the Recitals concerning the intentions of the Parties and the purpose of the Agreement, are material terms. In the event that a dispute arises with respect to the Agreement, no Party shall assert that any other Party is the drafter of the Agreement for purposes of resolving ambiguities which may be contained herein.

9.           Choice of Law. The Agreement shall be governed by the laws of the State of Nevada (without regard to any principles of conflict of laws), and disputes concerning the Agreement shall be heard in the state or federal courts of Reno, Nevada.

10.           Severability. If any provision of the Agreement, or the application of any such provision to any person or circumstance, is held to be inconsistent with any present or future law, ruling, rule or regulation of any court, governmental or regulatory authority having jurisdiction over the subject matter of the Agreement, such provision shall be deemed to be modified to the minimum extent necessary to comply, and the remainder of the Agreement shall not be affected. If any provision is determined to be illegal, unenforceable or void, then any such provision shall be severed from the Agreement and the remainder of the Agreement shall be enforceable.

11.           Notices. Any notice required or permitted to be given under the Agreement shall be in writing, sent contemporaneously to all of the Parties, and shall be deemed to have been duly given when delivered in person, or upon confirmation of receipt when transmitted by electronic mail (if available) or by facsimile (if available), or on the next business day if transmitted by national overnight courier, addressed in each case as follows (which may change or be modified at any time in writing by receiving Party):

(a) TAMM:	Tamm Oil & Gas Corp. Suite 405 505 8th Ave SW, Calgary Canada T2P 1G2 Attention: William Tighe Email: wtighe@tammoilandgas.com

With a copy to:	Greenberg Traurig, LLP 3773 Howard Hughes Parkway Suite 400 North Las Vegas, NV 89169 Attention: Thomas F. Kummer Email: kummert@gtlaw.com Facsimile: (702) 792-9002

(b) William Tighe:	c/o Tamm Oil & Gas Corp. Suite 405 505 8th Ave SW, Calgary Canada T2P 1G2 Attention: William Tighe Email: wtighe@tammoilandgas.com

With a copy to:	Greenberg Traurig, LLP 3773 Howard Hughes Parkway Suite 400 North Las Vegas, NV 89169 Attention: Thomas F. Kummer Email: kummert@gtlaw.com Facsimile: (702) 792-9002

(c) Garry Tighe:	Dufourstrasse 85 CH-8008 Zürich Switzerland Attention: Garry Tighe

With a copy to:	Baker & McKenzie LLP Two Embarcadero Center 11th Floor San Francisco, California 94111-3802 Attention: Robert W. Tarun Email: robert.w.tarun@bakernet.com Facsimile: (415) 576-3099

(d) Sean Dickenson:	990 Jeffferson West Vancouver, British Columbia Canada V7T 2A4 Email: sdickenson@shaw.ca

With a copy to:	Greenberg Traurig, LLP 3773 Howard Hughes Parkway Suite 400 North Las Vegas, NV 89169 Attention: Thomas F. Kummer Email: kummert@gtlaw.com Facsimile: (702) 792-9002

(e) John Muzzin:	c/o Muzz Investments, Inc. 3779 34th Street Ladner (Delta), British Columbia Canada V4K 3N2

With a copy to:	Baker & McKenzie LLP Two Embarcadero Center 11th Floor San Francisco, California 94111-3802 Attention: Robert W. Tarun Email: robert.w.tarun@bakernet.com Facsimile: (415) 576-3099

(f) Guido Hilekes:	c/o Medicor AG Switzerland Gewerbestrasse 10 CH-6330 Cam-Zug Switzerland

With a copy to:	Baker & McKenzie LLP Two Embarcadero Center 11th Floor San Francisco, California 94111-3802 Attention: Robert W. Tarun Email: robert.w.tarun@bakernet.com Facsimile: (415) 576-3099

(g) Peter Schriber:	Gotthardstrasse 38 Ch-8002 Zürich Switzerland

With a copy to:	Baker & McKenzie LLP Two Embarcadero Center 11th Floor San Francisco, California 94111-3802 Attention: Robert W. Tarun Email: robert.w.tarun@bakernet.com Facsimile: (415) 576-3099

(h) Olaf Herr:	c/o LB (Swiss) Private Bank, Ltd. Börsenstrasse 16 CH-8022 Zürich Switzerland Email: olaf.herr@lbswiss.ch Facsimile: +41 44 265 44 11

With a copy to:	Duane Morris LLP 100 North City Parkway Suite 1560 Las Vegas, Nevada 89106 Attn: Dominica C. Anderson Email: dcanderson@duanemorris.com Facsimile: (702) 974-1058

(i) Arthur Sulzer:	Oberer Husliweg 33 CH-8166 Niederweningen Switzerland

With a copy to:	Baker & McKenzie LLP Two Embarcadero Center 11th Floor San Francisco, California 94111-3802 Attention: Robert W. Tarun Email: robert.w.tarun@bakernet.com Facsimile: (415) 576-3099

(j) LB (SWISS) Private Bank Ltd.:	LB (Swiss) Private Bank, Ltd. Börsenstrasse 16 CH-8022 Zürich Switzerland Email: privatebanking@lbswiss.ch Facsimile: +41 44 265 44 11

With a copy to:	Duane Morris LLP 100 North City Parkway Suite 1560 Las Vegas, Nevada 89106 Attn: Dominica C. Anderson Email: dcanderson@duanemorris.com Facsimile: (702) 974-1058

(k) Rahn & Bodmer Co.:	Rahn & Bodmer Co. Talstrasse 15 CH-8001 Zürich Switzerland Email: theo.hauenstein@rahnbodmer.ch Facsimile: +41 44 639 11 39

With a copy to:	Duane Morris LLP 100 North City Parkway Suite 1560 Las Vegas, Nevada 89106 Attn: Dominica C. Anderson Email: dcanderson@duanemorris.com Facsimile: (702) 974-1058

(l) DWOG:	Deep Well Oil & Gas, Inc. Suite 700, 10150-100 Street Edmonton, Alberta Canada T5J 0P6 Email: haschmid@deepwelloil.com Facsimile: (780) 409-8146

With a copy to:	Dorsey & Whitney, LLP 1420 Fifth Avenue, Suite 3400 Seattle, Washington 98101-4010 Attention: David M. Jacobson Email: jacobson.david@dorsey.com Facsimile: (206) 260-9177

All facsimile, pdf, and electronic signatures shall have the same force and effect as original signatures.

12.           Entire Agreement. The Agreement constitutes the entire agreement among the Parties hereto concerning the settlement of the Action, and all representations or understandings relied upon by any Party to the Agreement are merged into and made a part hereof.

13.           No Disparagement. The Parties hereto agree not to disparage each other, their officers, directors, employees or counsel or the Agreement.

14.           Modifications. The Agreement may not be modified or amended, nor may any of its provisions be waived, except by an express writing signed by all Parties hereto or their successors-in-interest; provided, however, that Section 2 of the Agreement may be modified or amended by an express writing signed by DWOG and TAMM.

15.           Waiver. The waiver by one Party of any breach of the Agreement by any other Party shall not be deemed a waiver of any other prior or subsequent breach of the Agreement.

16.           Authority. The Parties, their counsel and any other person executing the Agreement warrant and represent that they have the full authority to do so and that they have the authority to take appropriate action required or permitted to be taken pursuant to the Agreement to effectuate its terms.

17.           Headings. The headings herein are used for the purpose of convenience only and are not meant to have legal effect.

18.           Counterparts. The Agreement may be executed in any number of counterparts, each of which may be deemed an original, and all of which together will constitute one instrument.

IN WITNESS WHEREOF, the Parties hereto, as attested by their duly authorized representatives, have executed the Agreement as of the Effective Date, set forth above.

Deep Well Oil & Gas, Inc.

By:	/s/ Horst A. Schmid
Name:	Horst A. Schmid
Its:	President and CEO

Tamm Oil and Gas Corp.

By:	/s/ William S. Tighe
Name:	William S. Tighe
Its:	CEO

/s/ William S. Tighe		/s/ Garry Tighe
William Tighe, an individual		Garry Tighe, an individual

/s/ Sean Dickenson		/s/ John Muzzin
Sean Dickenson, an individual		John Muzzin, an individual

/s/ Guido Hilekes		/s/ Peter Schriber
Guido Hilekes, an individual		Peter Schriber, an individual

/s/ Olaf Herr		/s/ Arthur Sulzer
Olaf Herr, an individual		Arthur Sulzer, an individual

LB (SWISS) Private Bank Ltd.		Rahn & Bodmer Co.

By:	/s/ Holger Mai and /s/ Georg Gross	By:	/s/ Urs Angst and /s/ Theo Hauenstein
Name:	Holger Mai and Georg Gross	Name:	Urs Angst and Theo Hauenstein
Its:		Its:	Senior Vice President and Assistant Vice President